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                                                                      EXHIBIT 99


NEWS

CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.
533 South Fremont Avenue
Los Angeles, CA 90071
(213) 613-3123
TRADED: NYSE:CBG


AT THE COMPANY               AT THE FINANCIAL RELATIONS BOARD
John Haeckel                 Karen Taylor          Stephanie Mishra
Chief Financial Officer      General Information   Investor/Analyst Contact
(213) 613-3388               (310) 442-0599        (415) 986-1591
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FOR IMMEDIATE RELEASE
JANUARY 28, 1998


  CB COMMERCIAL PURCHASES ALL OF ITS OUTSTANDING CONVERTIBLE PREFERRED STOCK


LOS ANGELES, CA, JANUARY 28, 1998-- CB Commercial (NYSE:CBG), the world's leading commercial real estate services provider, today announced it has purchased all 4.0 million of its existing Convertible Preferred Shares which, based on the date of price agreement, could have been converted into approximately 2.56 million Common Shares and which carried a dividend
requirement of $.25 per share per quarter.   The Preferred Shares were
originally issued in 1989 in conjunction with the company's acquisition by management.

CB Commercial Chairman and Chief Executive Officer, James J. Didion, said, "This is a very meaningful and favorable event for CB Commercial. Through the purchase, not only will we have simplified our capital structure, but we will no longer incur the costs of the dividends. Additionally, with fewer shares outstanding following the purchase, earnings per common share on a fully diluted basis will be positively impacted."

The total cost to purchase the Preferred Shares was $77.0 million, which included $5.0 million of accrued dividends, and was financed with a combination
of cash on hand and the company's existing credit facilities.   The Preferred
Stock was purchased from Kajima U.S.A. Inc., Fukoku Mutual Life Insurance Company, S.R.E.S.-Fifth Avenue, Inc., and Kasen Development, Inc.

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements as well as historical information. Forward looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the company's

                                     -more-
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actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

Founded in 1906, CB Commercial (NYSE:CBG) is the world's leading commercial real estate services company. Headquartered in Los Angeles, the company serves real estate users, owners and investors in over 200 cities in 35 countries. Services include commercial property sales and leasing, property management, corporate advisory services and facilities management services, mortgage banking, realty advisory and investment management, capital markets, appraisal services, financial analysis, market research and human resources. CB Commercial has 6,700 employees.
                                      ***

For more information on CB Commercial (via facsimile and at no cost), simply call 1-800-PRO-INFO and dial client code "CBG." If you are calling from outside the United States, please dial 908-544-2850.


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